One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	William L. Collier (504) 582-1750

Freeport-McMoRan Copper & Gold Inc. Announces
Increase in Annual Common Stock Dividend to $1.20 per Share

PHOENIX, AZ, April 21, 2010 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has authorized an increase in its annual common stock dividend from $0.60 per share to $1.20 per share.  The Board would declare a quarterly dividend of $0.30 per share, with the initial increased dividend expected to be paid in August 2010.

James R. Moffett, Chairman of the Board of FCX, and Richard C. Adkerson, FCX’s President and Chief Executive Officer, said, “The Board’s action to increase the quarterly cash dividend to be paid to holders of our common stock reflects our financial strength and the positive operating performance and outlook for our business and markets.  Our financial policy is reviewed on a continual basis by our Board of Directors.   This policy is designed to maintain a strong balance sheet to provide financial flexibility for our future investments to generate growth of our assets and to provide attractive returns to shareholders.”

The declaration and payment of dividends is at the discretion of the Board and will depend on the company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.

FCX has approximately 431 million shares of common stock outstanding.  FCX’s 6¾% Mandatory Convertible Preferred Stock automatically converts on May 1, 2010, and assuming the minimum conversion rate of 1.3716 shares of FCX common stock for each share of the preferred stock, FCX would have approximately 470 million common shares outstanding after conversion.

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the Democratic Republic of Congo. Additional information about FCX is available on FCX’s web site at www.fcx.com.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding timing of dividend payments.  The declaration and payment of dividends is at the discretion of the Company's Board of Directors and will depend on the Company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board. Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

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